UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 24, 2016

SUN BANCORP, INC.

(Exact name of registrant as specified in its charter)
State or other jurisdiction of incorporation: New Jersey	SEC Commission File No.: 0-20957	I.R.S. Employer Identification No.: 52-1382541

350 Fellowship Road, Suite 101
Mount Laurel, New Jersey 08054
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (856) 691-7700
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                        On October 27, 2016, the Board of Directors of Sun Bancorp, Inc. (the "Company") approved amendments to the Company's Amended and Restated Bylaws to (a) permit directors' electronic signatures on and electronic transmission of  written consents of the Board of Directors and the executive committee and (b) increase the quorum requirement of the executive committee of the Board of Directors from one-third of the members of the executive committee to a majority of the members of the committee.  A copy of the Company's Second Amended and Restated Bylaws, which have been revised to reflect these changes, is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01     Other Events.

       On October 28, 2016, the Company announced that Sidney R. Brown will step down from his position as Chairman of the Board of the Company and its wholly-owned subsidiary, Sun  National Bank ("the Bank") effective December 31, 2016.  Mr. Brown will continue to serve as a member of the Board of the Company and the Bank.  A copy of the press release issued by the Company on October 28, 2016 announcing the resignation of Mr. Brown as Chairman is furnished herewith as Exhibit 99.1.

                      At its October 27, 2016 meeting, the Company's Board of Directors declared a quarterly cash dividend of $0.01 per share on its common stock, to be paid on December 12, 2016 to shareholders of record as of November 28, 2016.  A copy of the press release issued by the Company on October 27, 2016 announcing the dividend is furnished herewith as Exhibit 99.2.

Exhibit Number  Description

Exhibit 3.1     Second Amended and Restated Bylaws of Sun Bancorp, Inc.
Exhibit 99.1      Press release issued by the Company on October 28, 2016
Exhibit 99.2             Press release issued by the Company on October 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: October 28, 2016	By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President and General Counsel